EXECUTION VERSION

AMENDMENT TO MASTER CUSTODIAN AND FUND ACCOUNTING AGREEMENT

This Amendment (this “Amendment”), dated as of December 18, 2023 and effective as of January 1, 2024 (the “Effective Date”), is by and among each management investment company identified on Appendix A to the Agreement (as defined below) (each, a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”).

WHEREAS, the Funds and the Custodian are parties to that certain Master Custodian and Fund Accounting Agreement, dated as of January 1, 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), pursuant to which the Custodian has been employed by each Fund as custodian of assets of the Portfolios; and

WHEREAS, the Funds desire to amend the Agreement to extend the term of the Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Fund and the Custodian hereby agree as follows:

1.   Amendment to the Agreement. Effective as of the Effective Date, the first sentence of the first paragraph of Section 17 (Effective Period, Termination and Amendment) of the Agreement is hereby deleted in its entirety and replaced with the following first sentence:

“This Agreement shall remain in full force and effect for an extended term beginning January 1, 2024 and ending December 31, 2026 (the “Extended Term”).”

2.   Definitions.

Effective as of the Effective Date, throughout the entire document, the term “Initial Term” is hereby deleted in its entirety and replaced with the term “Extended Term.”

All other terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

3.   Representations. By executing this Amendment, each Fund hereby represents and warrants that (a) it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (b) it has the requisite power and authority under applicable law and its Governing Documents to enter into and perform this Amendment; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Amendment; (d) this Amendment constitutes its legal, valid, binding and enforceable agreement; and (e) its entrance into this Amendment shall not cause a material breach or be in material conflict with and other agreement or obligation of the Fund or any law or regulation applicable to it.

4.   Governing Law; Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one instrument.

Information Classification: Limited Access

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

EACH OF THE ENTITIES SET FORTH

ON APPENDIX A TO THE AGREEMENT

By:
Name: Vincent J. Toner
Title: Vice President and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:
Name: Gregory V. Nikiforow
Title: Vice President

Information Classification: Limited Access

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